Exhibit 99.1

Contact:  David Amy, EVP & Chief Financial Officer

Lucy Rutishauser, VP-Corporate Finance & Treasurer

(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

•                  EARNS $0.36 DILUTED EARNINGS PER SHARE

•                  DECLARES $0.15 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (November 6, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2013.

“Our third quarter 2013 results showed an increase of 11.0% in net broadcast revenues on a same station basis, excluding political revenues, which was driven by growth in our retransmission revenues and core business,” commented David Smith, President and CEO of Sinclair.   “We are pleased with our solid third quarter results and expect to continue to grow our revenue share and provide additional value to our shareholders through our station acquisitions and the synergies and efficiencies of scale that we are creating as we continue to consolidate.  Including all pending station acquisitions, we are the largest and one of the most diversified TV broadcasters in the country and have been the most active TV broadcasting consolidator with over $3.0 billion in assets purchased and announced.  Television continues to be the preferred medium for advertisers and consumers top choice for news and entertainment.  As we look ahead, we are beginning to assess other possible avenues for growth after the industry consolidates, including enhancing our original content offerings and distribution, the pursuit of strategic partnerships and monetizing spectrum holdings, all with the intent of creating additional value for our shareholders.”

Three Months Ended September 30, 2013 Financial Results:

•                  Net broadcast revenues from continuing operations increased 34.7% to $303.0 million, versus $225.0 million in the prior year period.

•                  Operating income decreased 7.1% to $72.8 million, due to non-cash depreciation and amortization as a result of acquisitions and a one-time cash charge of $4.3 million of severance costs related to the Fisher acquisition, compared to operating income of $78.4 million in the prior year period.

•                  Net income attributable to the Company was $36.3 million compared to net income of $26.2 million in the prior year period.

•                  Diluted earnings per common share were $0.36 compared to $0.32 in the prior year period.

Nine-Months Ended September 30, 2013 Financial Results:

•                  Net broadcast revenues from continuing operations increased 31.8% to $835.2 million, versus $633.5 million in the prior year period.

•                  Operating income increased 5.0% to $220.8 million, versus $210.2 million in the prior year period.

•                  Net income attributable to the Company was $71.2 million, which includes $16.3 million of loss on the extinguishment of debt, versus net income of $85.7 million in the prior year period.

•                  Diluted earnings per common share were $0.78 compared to $1.05 in the prior year period.

Three Months Ended September 30, 2013 Operating Highlights:

•                 Political revenues were $2.7 million versus $27.8 million in the third quarter of 2012.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 53.3%, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 7.0% versus the third quarter of 2012.

•                  Excluding political revenues, local net broadcast revenues increased 55.8% and national net broadcast revenues increased 40.0% versus the third quarter of 2012.

•                  On a same station basis, excluding political revenues, local net broadcast revenues were up 14.0%, while national net broadcast revenues were up 0.7%, versus the third quarter of 2012.

•                  Fastest growing advertising categories, on a same station basis, included automotive, which was up 9.3%, services, grocery, media, furniture, and home products.  Categories that declined were telecommunications and paid programming.

Recent Corporate Developments

•                  On August 8, 2013, the Company closed on its previously announced purchase of Fisher Communications, Inc. for $373.2 million, less approximately $25.0 million of working capital.

•                  In September, the Company entered into a definitive merger agreement to acquire the assets of eight television stations owned by New Age Media for $90.0 million.  The transaction is expected to close during the first quarter of 2014, subject to the approval of the FCC and customary closing conditions.

•                  On September 30, 2013, the Company closed on its previously announced purchase of certain stock and assets of the Sioux City, IA television stations owned by TTBG, LLC and closed on the Fresno/Visalia, CA and Omaha, NE stations on October 1, 2013 for a total purchase price of $115.35 million.  The Company will provide sales and other services to two stations.

•                  On October 1, 2013, the Company closed on the purchase of KDBC (FOX) in El Paso, Texas for $21.0 million.

•                  On October 31, 2013, the Company closed on the purchase of the non-license assets of WPFO (FOX) in Portland, Maine for $13.6 million and will provide sales and other services to the station.

•                  On September 27, 2013, the Company announced the passing of its long-time Board Member, the Honorable Judge Basil A. Thomas.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $229.0 million in cash and cash equivalents, was $2,245.9 million at September 30, 2013 versus net debt of $1,898.4 million at June 30, 2013.

•                  On October 11, 2013, the Company’s wholly-owned subsidiary, Sinclair Television Group (“STG”), closed on a $350.0 million, 6.375% Senior Unsecured Note due 2021.

•                  On October 23, 2013, the Company’s wholly-owned subsidiary, STG, amended and upsized its Bank Credit Facility with an additional $57.5 million in revolving line of credit capacity, a $250 million incremental term loan B, and an incremental $200 million delayed draw term loan A.

•                  On October 12, 2013, the Company’s wholly-owned subsidiary, STG, redeemed its $500 million, 9.25% Second Lien Notes due 2017 from the proceeds of the 6.375% Note and incremental bank credit facilities.

•                  On September 25, 2013, holders of $5.7 million original principal value of the Company’s 4.875% Convertible Notes converted their Notes into approximately 338.6 thousand common shares pursuant to the indenture governing those notes.

•                  On October 24, 2013, holders of $5.4 million original principal value of the Company’s 3.0% Convertible Notes converted their Notes, and the conversion was settled in $10.5 million cash pursuant to the indenture governing those Notes.

•                  As of September 30, 2013, 73.9 million Class A common shares and 26.3 million Class B common shares were outstanding, for a total of 100.2 million common shares outstanding.

•                  In September 2013, the Company paid a $0.15 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the third quarter 2013 were $11.6 million.

•                  Program contract payments for continuing operations were $21.7 million in the third quarter 2013.

Notes:

Presentation of financial information for the prior year has been reclassified to conform with the presentation of generally accepted accounting principles for the current year.

Outlook:

The term “Acquisition(s)” in this Outlook section refers to the inclusion of the GoCom stations for the full year 2013; the COX stations beginning May 1, 2013; WUTB beginning June 1, 2013; the Fisher stations beginning August 8, 2013, the TTBG and El Paso stations beginning October 1, 2013, the Barrington stations beginning December 1, 2013, the Portland ME station beginning November 1, 2013.  The Allbritton, New Age, and Peak Media stations are not included in the Outlook section as they are not expected to close in 2013.  The term “same station basis” excludes the Acquisitions defined above for the periods noted as well as the results of the Newport stations and KBTV for the first 11 months of 2013.

“For the fourth quarter of 2013, we expect to see continued growth in core local and national advertising,” commented David Amy, Executive Vice President and Chief Financial Officer.  “While we expect our political revenues to benefit from the implementation of the Affordable Care Act, the uncertainty surrounding the government’s computer enrollment issues has resulted in slower than expected state spending on related advertising.  Advertising in the automotive sector, however, continues to be robust, growing 9.3% in the third quarter over the same period last year, as sales of new cars hit their highest levels since 2007.  That momentum is carrying through to the fourth quarter with auto advertising, on a same station basis, expected to grow by high single digits over the fourth quarter last year.”

The Company currently expects to achieve the following results for the fourth quarter and year ending December 31, 2013, as follows:

Fourth Quarter 2013

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $368.1 million to $372.1 million, up 28.2% to 29.6% year-over-year.  Embedded in these anticipated results are:

•                  Net revenues of $116.7 million related to the Acquisitions.

•                  Approximately $5.9 million in political revenues as compared to $54.1 million in the fourth quarter 2012.

•                  Total same station net broadcast revenues are estimated to be down 11.0% to 12.4% versus the same period in 2012 reflecting the absence of political as 2013 is a non-election year.

•                  Excluding the Acquisitions and excluding political revenues, same station net broadcast revenues are estimated to be up 6.7% to 8.4% versus the fourth quarter of 2012.

•                  Barter and trade revenue are expected to be approximately $22.5 million.

•                  Barter expense is expected to be approximately $20.0 million.  Trade expense is included in television expenses (defined below).

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense of $20.0 million but including trade expense of $2.5 million, are expected to be approximately $192.3 million, which assumes $66.3 million related to the acquisitions for the quarter.  Trade expense has historically been forecasted with barter expense but is currently forecasted in television expenses.

•                  Excluding the Acquisitions, same station television expenses are expected to be up approximately 2.8%.

•                  Program contract amortization expenses are expected to be approximately $23.6 million, which assumes $4.8 million related to the Acquisitions.

•                  Program contract payments are expected to be approximately $22.1 million, which assumes $2.9 million related to the Acquisitions.

•                  Corporate overhead is expected to be approximately $11.5 million, which includes $0.8 million of stock-based compensation.

•                  Other operating division revenues less other operating division expenses are expected to be $3.1 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $22.2 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $20.8 million.

•                  Net interest expense is expected to be approximately $40.9 million, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section and the recent redemptions and financings.

•                  A current tax benefit from continuing operations is expected to be approximately $4.5 million, based on the assumptions discussed in this “Outlook” section, and an effective tax rate of approximately 45.3%.

•                  Capital expenditures are expected to be approximately $17.2 million.

Full Year 2013

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $1.203 billion to $1.207 billion, up 30.7% to 31.1% year-over-year.  Embedded in these anticipated results are:

•                  Net revenues of $313.2 million related to the Acquisitions.

•                  Approximately $11.0 million in political revenues as compared to $96.9 million in 2012.

•                  Total same station net broadcast revenues are estimated to be down 2.1% to 2.5% versus the same period in 2012 reflecting the absence of political as 2013 is a non-election year.

•                  Excluding the Acquisitions and political revenues, same station net broadcast revenues are estimated to be up 8.3% to 8.8% versus 2012.

•                  Barter and trade revenue is expected to be approximately $83.4 million

•                  Barter expense is expected to be approximately $73.5 million.

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $628.7 million, which assumes $174.3 million related to the acquisitions for the year.

•                  Stock based compensation expense is expected to be $2.9 million.

•                  Excluding the acquisitions, same station television expenses are expected to be up approximately 8.2%.

•                  Program contract amortization expense is expected to be approximately $80.4 million, which assumes $14.1 million related to the Acquisitions.

•                  Program contract payments are expected to be approximately $88.7 million, which assumes $9.7 million related to the Acquisitions.

•                  Corporate overhead is expected to be approximately $50.3 million, which includes certain one-time costs associated with the acquisitions; additions to certain corporate functions as a result of the acquisition growth; and corporate overhead acquired in the fourth quarter of 2013, the synergies of which are not expected to be realized until early 2014.

•                  Stock-based compensation expense is expected to be approximately $7.0 million.

•                  Other operating division revenues less other operating division expenses are expected to be $9.0 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $69.3 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $69.5 million.

•                  Net interest expense is expected to be approximately $163.8 million (approximately $154.1 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The current tax provision from continuing operations is expected to be approximately $12.8 million based on the assumptions discussed in this “Outlook” section, and an effective tax rate of approximately 31.3%.  The Company expects to pay cash taxes of $20.0 million for the year.

•                  Capital expenditures are expected to be $45.9 million, which assumes $12.3 million related to the Acquisitions.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2013 results on Wednesday, November 6, 2013, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

About Sinclair:

On a pro forma basis assuming consummation of all announced transactions, Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 163 television stations in 77 markets.  Sinclair’s television group will reach approximately 38.7% of U.S. television households (24.3% based on the FCC’s calculation with the UHF discount) and will be affiliated with all major networks.  Sinclair’s television portfolio will include 39 FOX, 29 ABC, 26 CBS, 25 CW, 22 MNT, 15 NBC, 5 Univision, one Azteca and one independent station.  Sinclair owns equity interests in broadcast transmission-related companies and various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Station broadcast revenues, net of agency commissions	$303,028	$225,023	$835,223	$633,493
Revenues realized from station barter arrangements	20,653	21,179	60,930	60,060
Other operating divisions revenues	14,963	12,512	39,263	38,609
Total revenues	338,644	258,714	935,416	732,162
OPERATING EXPENSES:
Station production expenses	98,939	61,705	265,066	184,098
Station selling, general and administrative expenses	66,115	43,169	171,350	120,462
Expenses recognized from station barter arrangements	18,082	19,300	53,478	55,119
Amortization of program contract costs and net realizable value adjustments	19,229	14,296	56,746	43,565
Other operating divisions expenses	12,746	10,372	33,351	33,165
Depreciation of property and equipment	17,408	12,626	47,108	34,031
Corporate general and administrative expenses	16,109	8,286	38,806	25,166
Amortization of definite-lived intangible and other assets	17,168	10,562	48,727	26,375
Total operating expenses	265,796	180,316	714,632	521,981
Operating income	72,848	78,398	220,784	210,181
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(39,867)	(35,294)	(123,029)	(92,001)
Loss from extinguishment of debt	—	—	(16,283)	(335)
Income from equity and cost method investments	1,571	1,919	115	8,343
Other income, net	488	547	1,427	1,733
Total other expense	(37,808)	(32,828)	(137,770)	(82,260)
Income from continuing operations before income taxes	35,040	45,570	83,014	127,921
INCOME TAX PROVISION	(4,489)	(19,093)	(22,992)	(42,185)
Income from continuing operations	30,551	26,477	60,022	85,736
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, includes income tax benefit (provision) of $6,107, $(36), $10,806 and $(220), respectively	6,100	(125)	11,558	(178)
NET INCOME	36,651	26,352	71,580	85,558
Net (income) loss attributable to the noncontrolling interests	(309)	(107)	(415)	106
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$36,342	$26,245	$71,165	$85,664
Dividends declared per share	$0.15	$0.15	$0.45	$0.39

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.30	$0.33	$0.66	$1.06
Basic earnings per share from discontinued operations	$0.06	$(0.00)	$0.13	$(0.00)
Basic earnings per share	$0.37	$0.32	$0.78	$1.05
Diluted earnings per share from continuing operations	$0.30	$0.32	$0.65	$1.06
Diluted earnings per share from discontinued operations	$0.06	$(0.00)	$0.13	$(0.00)
Diluted earnings per share	$0.36	$0.32	$0.78	$1.05
Weighted average common shares outstanding	99,473	81,081	99,982	80,990
Weighted average common and common equivalent shares outstanding	100,239	81,379	91,549	81,267

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$30,242	$26,370	$59,607	$85,842
Loss from discontinued operations, net of tax	6,100	(125)	11,558	(178)
Net income	$36,342	$26,245	$71,165	$85,664

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2013	December 31, 2012
Cash & cash equivalents	$228,994	$22,865
Total current assets	587,582	304,448
Total long term assets	3,030,091	2,425,249
Total assets	$3,617,673	$2,729,697

Current portion of debt	18,893	49,326
Total current liabilities	340,711	307,600
Long term portion of debt	2,456,005	2,224,053
Total long term liabilities	2,860,724	2,522,150
Total liabilities	3,201,435	2,829,750

Total stockholders’ deficit	416,238	(100,053)
Total liabilities & stockholders’ deficit	$3,617,673	$2,729,697

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2013	2013
Net cash flow from operating activities	$97,269	$150,639
Net cash flow used in investing activities	(430,106)	(556,742)
Net cash flow from financing activities	11,019	612,232

Net increase (decrease) in cash & cash equivalents	(321,818)	206,129
Cash & cash equivalents, beginning of period	550,812	22,865
Cash & cash equivalents, end of period	$228,994	$228,994

###